IMPERIAL BANK [LETTERHEAD]


May 14, 1996


Mr. Donald Kushner
The Kushner-Locke Company
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

RE: Waiver of Section 5.9 MINIMUM NET INCOME of the Third Amended and Restated Credit Agreement (the "Credit Agreement") among the Kushner-Locke Company (and the additional Individual Borrowers referred to therein) as Borrower, The Lenders named therein and Imperial Bank as Agent for the Lenders, dated as of February 9, 1990 and as amended and restated as of December 14, 1990, May 1, 1992, August 31, 1993, and December 31, 1995.


Dear Mr. Kushner:

You have requested that Imperial Bank, as Agent under the Credit Agreement, waive the provision referenced above (the "defaulted covenant"). Subject to receipt of a check in the amount of $7,500 no later than 4 p.m. on May 15, 1996, along with a copy of this letter executed by you on behalf of the Borrower, Imperial Bank waives compliance with the above referenced provision with respect to the financial results of The Kushner-Locke Company for the period ending March 31, 1996.

This waiver applies only to the defaulted covenant. This waiver does not apply to any other default that may now exist or may occur after the date of this waiver with respect to the defaulted covenant or any other term, condition or covenant of the Credit Agreement. All other terms of the Credit Agreement remain unchanged.


Sincerely yours,

/s/ Janice Zeitinger

Janice Zeitinger
Vice President

Acknowledged and agreed _____________________, 1996.
THE KUSHNER-LOCKE COMPANY


By:  /s/ (illegible)
   ---------------------------------

cc: Jim Schwab, Ken Libkin, Phil Ellis